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                     July 7, 2021

       Paul Elenio
       Chief Financial Officer
       Arbor Realty Trust, Inc.
       333 Earle Ovington Boulevard
       Suite 900
       Uniondale, NY 11553

                                                        Re: Arbor Realty Trust,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 001-32136
                                                            Filed February 19,
2021

       Dear Mr. Elenio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction